Exhibit 10.52

DealPoint ID #	[insert details]

Statement of Work ("SOW")

Addresses and contacts for notices

"Microsoft"	"Supplier"
Company Name: Microsoft Corporation	Company Name: Touchpoint Metrics, Inc. DBA MCorp Consulting
Primary Contact: Pratima Prabhakar	Primary Contact: Michael Hinshaw
Address: One Microsoft Way Redmond, WA 98052	Address: 201 Spear Street, Suite 1100, San Francisco, CA 94105
Phone number:	Phone number: 415-526-2290
Fax number:	Fax number: 415-526-2650
Email (if applicable): pratp@microsoft.com	Email (if applicable): admin@mcorpconsulting.com
Secondary Contact:	Secondary Contact: Lisa Hamilton (Accounting)
Microsoft Supplier Number: 2179424

SOW Effective Date:	April 11, 2014
SOW Expiration Date:	June 30, 2014
DealPoint and/or iRims # for Master Agreement	N/A
Agreed and accepted

Microsoft	Supplier
Microsoft Signature: STEPHEN SHAY	Supplier Signature: LYNN DAVISON
Microsoft Name: Stephen Shay	Supplier Name: Lynn Davison
Microsoft Title: Senior Director	Supplier Title: Chief Operating Officer
Microsoft Date: April 17, 2014 | 17:19 PT	Supplier Date: April 17, 2014 | 17:19 PT

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This SOW pursuant to the Microsoft Purchase Order Terms and Conditions is entered into by the parties and effective as of the SOW Effective Date above.
1.	Description of Services
Pursuant to and in conformance with any standards, guidelines and/or specifications which may be provided by Microsoft to Supplier from time to time, Supplier shall deliver to and/or perform for Microsoft the following goods, services and/or other items or materials as a work made for hire (collectively, the "Services").
Supplier will assist the Microsoft Information Technology organization (MSIT) and the IT Academy (ITA) team to embed an "outside-in" customer perspective into the organization through the an assessment of the current ITA customer experience and development of  recommendations to impact ITA customer experience design. Supplier will apply an approach that has been proven across a multitude of projects within Microsoft. Specifically, Supplier will assist MSIT and ITA to:
▪	Develop ways to define, understand and improve customer experience (CX)
▪	Leverage IT to change how customers navigate the Microsoft hierarchy to be easier, more enjoyable and useful to them
▪	Improve how customers interact with ITA as a whole
Our approach will guide the joint identification, strategic framework development and experience design of end-to-end customer journeys through a Microsoft academic education outreach for two high-profile ITA personas, including:
▪	Students
▪	Educators
This engagement will both inform and be informed by the MLX platform migration. These end-to-end lifecycle views will uncover all major issues and needs, touching multiple business processes, systems and functions while standardizing ITA customer strategy and design – informing, guiding and supporting the experience improvement roadmap for ITA over the next several years.
All surveying will be performed in English and distributed to a global audience.  To ensure the project stays within MCorp's budget, this project timeline will be run concurrently and in phase with the MVA Learning Project.  It is assumed that Microsoft ITA will supply the a catalog of existing customer experience touchpoints as well as end-to-end CX personas (not UI or UX personas) that will form the starting point for the work performed.  If not provided, MCorp Consulting will bill, on a time and materials basis (at an average rate of $300/hr), to create them and/or bring them up to a usable form.
The key activities for each phase of work are as follows:
Phase 1:  Immersion – In Phase 1 Supplier refine desired goals, kick off the project and begin a series of activities to immerse ourselves in your organization, review existing research, better understand your key customer segments and develop a research plan that will guide our research activities. Key activities include:
▪	Project Kickoff
▪	Schedule development
▪	Role definition
▪	Review of existing MSFT documentation on customer segments, offers, etc.

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▪	Internal stakeholder interviews (5-10) conducted by phone
▪	Research Plan finalized and agreed upon
Phase 2:  Insights – In Phase 2 Supplier gather and codify customer opinions, perceptions and attitudes of their ITA experience through qualitative and quantitative research activities. This includes understanding various drivers and touchpoints by segment, how they affect customer attitudes and decision making across stages of the customer journey. Insights gathered through our research inform the development of journey maps for two targeted personas. Collectively, these activities will offer a clear picture of the current state experience, including current strengths, gaps and opportunities for improvement. Key activities include:
▪	Qualitative research completed (Online focus groups or phone interviews)
▪	Touchpoint and Attribute Inventory Refinement & Validation
▪	Quantitative research completed through web surveys
▪	Data analysis and research summary findings completed
▪	Touchpoint Mapping On-Demand Customization and Access
▪	Current State Journey Maps created (3)
Phase 3: Findings & Recommendations – In Phase 3 Supplier review the current state findings and assess the applicability of the customer experience strategy created for the Learning organization in June 2013 to the ITA organization. Supplier form recommendations for current state customer experience improvements through the lens of the previously developed CX strategy for the Learning organization and share the recommendations in a team working session.
▪	Learning CX Strategy Assessment, Validation and Refinement
▪	Recommendations for Current State Improvement
▪	Current State Findings and Recommendations Working Session
Supplier shall receive network access for Lynn Davison, Gary Batroff, Michael Hinshaw for completion of the Services.
All Services shall be treated as Microsoft Confidential Information unless otherwise designated by Microsoft.
2.	Deliverables/Delivery Schedule
Supplier shall complete and deliver all Services to Microsoft on or before June 30, 2014.  The milestone delivery schedule for the Services, if applicable, shall be as follows:

Milestone #	Brief Description of Services to be completed by Supplier and delivered to Microsoft	Due on or Before	Service Fee Due
1	Project kick-off, including schedule development and role definition	4/11/2014	30,000
2	Completion of the Research Plan	4/28/2014	23,000

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3	Completion of the qualitative research (phone or online focus group) and quantitative research	5/28/2014	23,000
4	Completion of Current State Journey Maps (3) and the assessment and validation of the Learning CX strategy and the formation of recommendations for improvement	6/30/2014	23,000

3.	Payment
3.1	Services Fees
As complete and final payment for Services which has been completed and delivered by Supplier to Microsoft and which has been accepted by Microsoft, Microsoft shall pay Supplier a total fee not to exceed One Hundred Ten Thousand U.S. Dollars ($110,000.00 USD) in accordance with the following terms:  The Service Fees for this SOW are a Not to Exceed (NTE) amount based on the Description of Services and may be paid in accordance with the Milestones noted in Section 2 Deliverables/Delivery Schedule.  Supplier has taken appropriate steps to understand the project requirements and will deliver the Services at, or below, the NTE cost in section 3.3 Fee Calculation.
3.2	Expenses
Supplier shall bear sole responsibility for all expenses incurred in connection with the performance of the Services, unless otherwise agreed to in writing by Microsoft.
3.3	Fee Calculation

	Resource Level	Resource Hourly Bill Rate	Total Hours Needed	Total NTE Cost
1	Level 5	$650	20	$13,000
2	Level 3	$375	80	$38,000
3	Level 2	$250	122	$30,500
4	Level 1	$175	100	$17,500
Sub-Total				$99,000
Travel Expenses (if any - see Section 3.2, above )				$11,000
Supplier Fees (if any – see Section 3.2, above)				N/A
Total				$110,000

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4.	Relationship of the Parties
Supplier is responsible for and will pay all wages, fringe benefits, payroll taxes, insurance, work schedules, and work conditions with respect to its employees, contractors or other resources performing Services under this SOW.
Supplier will defend, indemnify, and hold Microsoft harmless from and against any action instituted by Supplier personnel against Microsoft for wages, fringe benefits, other compensation, or similar claims under applicable law; and any claims challenging the Supplier's right to dismiss its personnel.
5.	Change Management

Unless specifically described otherwise in the SOW, changes to this SOW will be made by mutually executed amendment.
6.	Privacy and Data Protection
(a)	"Personal Information" means any information provided by Microsoft or collected by Supplier in connection with this SOW
(i)	That identifies or can be used to identify, contact, or locate the person to whom such information pertains; or
(ii)	From which identification or contact information of an individual person can be derived. Personal Information includes, but is not limited to: name, address, phone number, fax number, e-mail address, social security number or other government-issued identifier, and credit card information. Additionally, if any other information (e.g., a personal profile, unique identifier, biometric information, and/or IP address) is associated or combined with Personal Information, then such information is also Personal Information.
(b)	If Supplier collects or accesses any Personal Information as part of performing the Services, Supplier agrees to comply with all applicable requirements contained at http://www.microsoft.com/about/companyinformation/procurement/toolkit/requirements.mspx or as otherwise provided by Microsoft.
7.	Intellectual Property
(a)	Ownership of pre-existing IP. Each party will own and retain all rights to its pre-existing IP and any IP developed outside of the Services performed under this SOW.
(b)	Supplier's use of non-Microsoft IP. Supplier will obtain Microsoft's express written consent before using any Supplier IP or third party IP in a manner that would:
(1)	Cause it to be included in any Deliverables;
(2)	Alter or affect Microsoft's ownership interests in any Deliverables; or
(3)	Be required for the Deliverables to be used, modified or distributed by Microsoft.
(c)	If Microsoft permits Supplier to use any Supplier IP or Supplier IP is incorporated into any Deliverable without Microsoft's permission, then Supplier will continue to own the Supplier IP. Supplier grants Microsoft a worldwide, nonexclusive, perpetual, irrevocable, royalty-free, fully paid up right and license, under all current and future IP, to:
(1)	Make, use, reproduce, format, modify, and create derivative works of the applicable Supplier IP;

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(2)	Publicly perform or display, import, broadcast, transmit, distribute, license, offer to sell and sell, rent, lease or lend copies of the applicable Supplier IP and derivative works thereof;
(3)	Combine the Supplier IP and/or derivative works thereof with any software, firmware, hardware and/or services; and
(4)	Sublicense to third parties the foregoing rights, including the right to sublicense to further third parties.
If Supplier intends to use any third-party IP in a manner described above, then Supplier will also obtain all necessary rights in the third party IP to make the grant of rights provided in Sections 7(c)(1) to 7(c)(4) above.
(d)	Ownership of Deliverables
(1)	Ownership of IP Rights in Deliverables. All Deliverables are "work made for hire" for Microsoft under applicable copyright law subject to:
(i)	Supplier's retention of its rights in any Supplier IP as provided in this Section 7 (Intellectual Property); and
(ii)	Any third party's retention of its rights in any IP licensed to Microsoft under this Section 7(b) (Supplier's use of non-Microsoft IP).
To the extent any Deliverables do not qualify as a work made for hire, Supplier assigns all right, title and interest in and to the Deliverables, including all IP rights, to Microsoft. Supplier waives, and agrees not to assert, any moral rights that may exist in the Deliverables.
(2)	Supplier's assistance. Supplier will promptly disclose to Microsoft, in writing, any inventions, works of authorship, improvements, developments or discoveries conceived, authored, made or reduced to practice by Supplier or its Subcontractors, either solely or in collaboration with others, in connection with performing the Services. At Microsoft's request and expense, Supplier will sign documents and take any other action reasonably necessary to evidence, perfect, or protect Microsoft's rights in the Deliverables. Supplier will cooperate with Microsoft in the filing and prosecution of any copyright, trademark or patent applications that Microsoft may choose to file on the Deliverables or inventions and designs relating to the Deliverables. Supplier irrevocably appoints Microsoft as Supplier's attorney-in-fact (which appointment is coupled with an interest) to sign those documents on Supplier's behalf. Supplier will not challenge, oppose or interfere with any Microsoft applications relating to the Deliverables or file any applications on its own behalf.
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